Exhibit 10.26
BIOCRYST PHARMACEUTICALS, INC.
2425 KILDAIRE FARM ROAD, SUITE 106
CARY, NC 27518
919-859-7908 919-859-1314 FAX
2190 PARKWAY LAKE DRIVE
BIRMINGHAM. AL 35244
205-444-4648 205-444-4640 FAX
www.biocryst.com
May 21, 2008
Mr. David McCullough
101 Salford Ct.
Cary, NC 27512
Dear David,
I would like to present you with this retention bonus program in recognition of the outstanding and valuable contributions you have made to BioCryst Pharmaceuticals and will continue to make in the future. The Compensation Committee has reviewed this program and has approved offering it to you. The retention bonus will be extended and paid to you as long as you remain an active employee with the company through December 31, 2009.
You will be provided with the following retention bonus;
•	80% of your 4/1/08 annual base salary, plus;

•	The equivalent of 20% of your 4/1/08 annual base salary in Restricted Stock Awards (14,439 shares common stock).
As a section 16 Officer, extending this retention bonus to you will be viewed as material and will require an 8-k disclosure. In the event of a Change of Control, prior to December 31, 2009, you will be eligible to receive the benefits as noted above.
David, on a separate matter, we will amend your current Employment Agreement, and remove those sentences within section 4b which references your severance payments being terminated as of the date that you commence employment with another employer. We will amend and resign your employment contract to reflect these changes.
Our future success as a company is directly related to your important contributions and ongoing leadership. Once again, thank you for your continued support and help in making BioCryst a financial success.
Sincerely,

/s/ Jon Stonehouse Jon Stonehouse
CEO and President
BioCryst Pharmaceuticals, Inc.